UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2010

Alliant Techsystems Inc.

(Exact Name of the Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10582 (Commission File Number)	41-1672694 (IRS Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota (Address of Principal Executive Offices)	55344-3720 (Zip Code)

Registrant’s telephone number, including area code (952) 351-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Underwriting Agreement.  On September 8, 2010, the Company and the guarantors entered into an underwriting agreement (the “Underwriting Agreement”) with Banc of America Securities LLC and RBS Securities Inc. (as representatives of the several underwriters named therein, collectively, the “Underwriters”) under which the Company agreed to sell to the Underwriters $350 million aggregate principal amount of its 6 7/8% Senior Subordinated Notes due 2020 (the “Notes”) in an offering registered under the Securities Act of 1933, as amended.  The closing of the sale of the Notes was subject to customary closing conditions.  The Company intends to use the proceeds from the issuance of the Notes to finance the redemption of all of its outstanding 2.75% Senior Subordinated Notes due 2024 and for general corporate purposes.

Closing.  On September 13, 2010, Alliant Techsystems Inc. (the “Company”) completed the sale of the Notes.  The Notes are fully and unconditionally guaranteed by substantially all of the Company’s domestic subsidiaries (the “Guarantors”).

Indentures and Notes.  The Notes are governed by an Indenture, dated as of March 15, 2006, by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of September 13, 2010 (the “Supplemental Indenture”).

Rank.  The Notes and related guarantees (the “Guarantees”) are general unsecured senior subordinated obligations of the Company and the guarantors, rank junior in right of payment to all existing and future senior indebtedness of the Company and the guarantors, and rank equal in right of payment with all existing and future senior subordinated indebtedness of the Company and the guarantors.

Interest.  The Notes will bear interest at a rate of 6.875% per year from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for.  Interest on the Notes will be payable on March 15 and September 15 of each year, commencing on March 15, 2011, to the holders of record at the close of business on the March 1 and September 1 prior to each interest payment date.

Other Provisions.  The Notes are redeemable at the Company’s option at any time at a redemption price equal to the greater of the principal amount of the series of Notes and a make-whole price, plus accrued and unpaid interest.

Upon the occurrence of a change of control triggering event (as defined in the Supplemental Indenture), unless the Company has exercised its right to redeem the Notes, each holder of Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Copies of the Underwriting Agreement and the Supplemental Indenture are attached hereto as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01 Other Events

On September 13, 2010, Alliant Techsystems Inc. issued a press release announcing the completion of its offering of $350 million of senior subordinated notes due 2020.  A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, by and among Alliant Techsystems Inc., as issuer, certain subsidiaries of Alliant Techsystems Inc., as guarantors, and Banc of America Securities LLC and RBS Securities Inc, as representatives of the several underwriters.

4.1

Second Supplemental Indenture, dated September 13, 2010, among Alliant Techsystems Inc., as issuer, certain subsidiaries of Alliant Techsystems Inc, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

5.2	Opinion of Keith D. Ross, Esq.

5.3	Opinion of Lathrop & Gage LLP.

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: September 13, 2010	By:	/s/ Keith D. Ross
		Name:	Keith D. Ross
		Title:	Senior Vice President, General Counsel and
Secretary